UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):
September 20, 2004 (September 16, 2004)

PEROT SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22495 (Commission File Number)	75-2230700 (IRS Employer Identification No.)

2300 West Plano Parkway
Plano, Texas 75075
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:
(972) 577-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
INDEX TO EXHIBITS
EPI Transition Agreement
Press Release

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On September 16, 2004, Perot Systems Corporation and UBS AG, our largest customer, entered into the EPI Transition Agreement, which includes provisions for the transition of management responsibility and employees in connection with the end of our outsourcing contract. As previously announced, our current outsourcing agreement will end January 1, 2007. In addition, we entered into a new framework master services agreement under which we can provide future services to UBS as part of their preferred vendor program. During 2003, our UBS relationship generated $242.0 million, or 16.6% of our revenue.

     The Transition Agreement amends our current outsourcing contract to eliminate the exclusivity arrangement and establishes minimum revenue requirements. We will continue to be compensated for the services we provide under the outsourcing agreement using a cost plus fixed fee arrangement.

     The Transition Agreement, including the amendments to the outsourcing contract, does not materially change our expectation of revenue and gross profit that we will earn from UBS during the remaining term of the outsourcing contract. As previously announced, we continue to expect that we will lose a substantial majority of our revenue and profit from UBS when our outsourcing contract with UBS ends on January 1, 2007. The impact of the expiration of the outsourcing agreement on our profits will be based in part on our ability to reduce our costs. We expect that the expiration of the outsourcing agreement likely will have a disproportionately large effect on our profitability compared to the effect on our revenues. The amount of gross profit that we have earned from UBS has ranged from $44 million to $50 million per year during the past three calendar years. We expect the services we provide to UBS post 2006 will include offshore services, which are provided outside the scope of the outsourcing contract and currently represent approximately $30 million of annual revenue outside the outsourcing contract.

     We expect to realize between $50 million and $60 million of operating efficiencies by the end of 2007, including efficiencies we expect on existing fixed and unit priced contracts of $30 million by the end of 2007, reducing existing selling, general and administrative expenses by $10 million by the end of 2006 with approximately $5 million of this reduction coming from existing amortization expense during 2005, and between $10 million and $20 million of expense reductions to be realized during 2007.

     We believe our ability to increase revenues will depend primarily on the success of our units focused on selling services to Healthcare, Federal Government and Offshore Services markets. These three areas currently comprise 78% of our revenue, excluding UBS outsourcing revenue. For the second quarter of 2004, revenue from the Healthcare and Government markets grew by 27% and 17% year-to-year, respectively. Pro forma year-to-year revenue growth for TSI, our offshore application management unit, was 34% for the second quarter of 2004. Pro forma growth looks at the underlying growth of TSI, which we acquired and consolidated beginning on December 31, 2003. While we may not continue to grow these areas at these rates, we believe that we will continue to experience strong growth in these areas. In addition to this growth, we plan to continue adding to our capabilities through acquisitions. In expanding our business, we plan to add future SG&A at approximately 5% of new revenue long-term, excluding the effect of acquisitions.

     This current report contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “see,” “target,” “projects,” “position,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, including, without limitation, the following:

•	The success of the implementation of planned operating efficiencies and cost cutting initiatives, and the timing and amount of any resulting benefits, is uncertain.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

     On September 18, 2004, we issued a press release announcing the amendment of the UBS contract and the entry into the framework master services agreement. A copy of the press release is furnished as Exhibit 99.1. This press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit
Number	Description
10.37	EPI Transition Agreement dated September 16, 2004, between UBS AG and Perot Systems Corporation.
99.1	Press Release dated May 19, 2004 (furnished not filed).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2004	PEROT SYSTEMS CORPORATION
	By:	/s/ Rex C. Mills
Rex C. Mills
Assistant Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
10.37	EPI Transition Agreement dated September 16, 2004, between UBS AG and Perot Systems Corporation.
99.1	Press Release dated September 19, 2004.